Exhibit 99.1

TMX Finance LLC Third Quarter 2012 Earnings Conference Call

November 29, 2012 at 10:00 A.M. Eastern Time

Earnings Call Transcript

Operator:  Good day everyone, and welcome to the TMX Finance 2012 third quarter earnings conference call.  Today’s conference is being recorded. At this time, I’d like to turn the call over to Kelly Wall, Vice President of Finance.  Please go ahead, sir.

Kelly Wall:  Thank you, Rebecca.  Good morning, everyone.  Thank you for participating in this conference call.  Today you will hear prepared remarks from me, our Chief Executive Officer, Tracy Young, and our General Counsel, Brian Schmidt — and then Liz Nelson, our Chief Accounting Officer, will also join us to answer any questions you have.

Let me quickly remind you that the following discussion contains certain statements that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995.  Because forward-looking statements involve risks and uncertainties, they are not guarantees of future performance and actual results may differ materially from those expressed or implied by these forward-looking statements due to a variety of factors, including those risk factors discussed in the Company’s annual report on Form 10-K filed with the Securities and Exchange Commission on March 19, 2012.

At this time, I’ll turn the call over to our Chief Executive Officer, Tracy Young.

Tracy Young:  Thank you, Kelly, and welcome to our third quarter conference call.  The third quarter of 2012 was another good quarter for us with many of our newer stores continuing to become profitable.  This new store strength and continued same-store sales growth are contributing to the strong trends we continued to experience in the third quarter.  Compared to the third quarter of last year, loan originations increased 27% and title loan receivables increased 26% to $539 million.  As we mentioned in prior calls, loan originations and title loans receivable are key indicators of our business.  Revenue increased 28% and net income decreased 19% in the third quarter of 2012 compared to the third quarter of 2011.  We are pleased with the continued growth in originations, title loan receivables and revenue.  The decline in net income is primarily due to increased costs related to the addition of new stores and an increase in our provision for loan losses.

In the third quarter of 2012, we opened 69 new stores.  Through Monday of this week, we have opened a total of 236 new stores in 2012.  These new store openings include 40 InstaLoan stores in Georgia that previously operated under the EquityAuto Loan brand within our TitleMax stores.  Aside from these InstaLoan stores, the majority of our stores we opened in 2012 are in Texas, Arizona, and Virginia, as we continue to expand our presence in these markets.

Now, I’ll turn the call over to our General Counsel, Brian Schmidt, for a discussion of our regulatory environment.

Brian Schmidt:  Thanks, Tracy.  The good news is that it has been a rather quiet quarter on the regulatory and legislative side.  On the federal front, there are no material changes from our last earnings call.

At the state level, there has been virtually no legislative activity as all of the states we operate in gear up for legislative sessions starting in early 2013.  We’ve met with regulators and lobbyists as we prepare for possible legislative proposals in 2013.

There has not been any new activity at the local level this quarter.  The only activity we’ve seen this calendar year was in Texas, as we’ve discussed in our prior calls.  We still anticipate San Antonio’s ordinance, which is similar to the ordinances passed in Austin and Dallas, will be effective in January 2013 and we have taken steps to comply with this ordinance as we have in the other impacted cities.

So nothing new that is material at the federal, state or local level.  I’ll turn the call back to Kelly for more details about our financial performance for the quarter.

Kelly Wall:  Thank you Brian, I will now take a few minutes to provide more information about the third quarter financial results.  Revenue for the third quarter of 2012 increased 28% compared to the third quarter of 2011, with increases in each of our more established markets ranging from 9% to 44%.  The increase in revenue continues to result primarily from increases in same-store revenue, which includes stores open or acquired 13 months or longer.  Same-store revenues increased 21% in the third quarter of 2012 compared to the third quarter of 2011.  We believe the strong comparative growth continues to be driven by a combination of factors, including strong demand for credit from a segment of the market that is underserved, as well as our continued focus on sales training and our incentive compensation plans for store management that encourage growth.  Stores open for less than 12 months contributed approximately $10.9 million to revenue in the third quarter of 2012 and represented 29% of the total increase in revenues.

Next, I’d like to discuss the provision for loan losses.  For the third quarter of 2012, this expense was $45.7 million, or 8.5% of total loans receivable.  For the third quarter of 2011, the expense was $31.4 million, or 7.3% of title loans receivable.  Approximately $8 million of the increase is related to the new growth in our title loans receivable portfolio, and approximately $2 million is related to the charge-offs of loans that we process for our unconsolidated CSO Lender.  We will continue to evaluate our net charge-offs and make changes as necessary to maximize our business results.

Salaries and related expenses increased by $11 million in the third quarter of 2012. This increase was primarily the result of the additional operational personnel necessary to service the new stores and the higher quantity of loans in existing stores, and also due to higher corporate headcount to support our growth.  Lastly, our incentive-based compensation expense increased $4.5 million due to increased store profit and the increase in new loan originations.

Occupancy costs increased $4.6 million in the third quarter of 2012 as a result of an increase in rent, utilities and maintenance costs associated with existing stores, opening new stores and expanding our corporate office space.

Depreciation and amortization increased $600,000 in the third quarter of 2012 due to continued increases in capital expenditures.  During the nine months ended September 30, 2012, we spent approximately $17.6 million related to opening new stores.  The average capital expenditure per store is $87,000, which has decreased from $110,000 a couple of years ago due to sourcing stores in better locations that need less remodeling, changing the scope of the remodel effort and also actively negotiating cost reductions on items we purchase.

Advertising expense increased $1.9 million in the third quarter of 2012 compared to the third quarter of 2011.  The increase was primarily due to increased online marketing and increased television advertising related to our continued expansion in newer markets.  Going forward, we generally expect advertising expense to increase in relation to the growth of our business.

Other operating and administrative expenses increased $6.4 million in the third quarter of 2012 compared to the third quarter of 2011.  The increase was primarily driven by growth-related increases in costs associated with collateral collection, information technology, office supplies and postage, travel, and business licensing.

Interest expense increased $1.5 million in the third quarter of 2012 compared to the third quarter of 2011, due primarily to the higher average debt balance outstanding.  We expect interest expense in future periods will continue to increase relative to comparable prior periods due to higher balances of debt outstanding.

Our net income for the third quarter of 2012 was $13.5 million and represents a decrease of $3.1 million compared to the third quarter of 2011.  This decline is due primarily to the increase in our loan loss provision and the store-level operating losses for our stores opened within the last year.

Our earnings before interest, taxes, depreciation and amortization, or “EBITDA,” was $31.0 million for the third quarter of 2012, representing a decrease of 1% compared to the third quarter of 2011.  EBITDA for the twelve-month period ended September 30, 2012 was $149.7 million, representing an increase of 19% over the comparable period ended September 30, 2011.  A reconciliation of EBITDA, which is a non-GAAP financial measure, to GAAP net income is available on the Investors page of our website, at www.titlemax.biz/Investors.

That concludes my remarks on the operating financials.  Now, before we take questions, let me take a couple of minutes to update you on our recent capital raising activity and our growth plans going forward.

At the end of September, our sole member transferred 100% of his membership interests to TMX Finance Holdings Inc. (an entity in which he is the sole shareholder).  In late October, this new parent company issued $100 million of Senior PIK Notes and subsequently made an equity contribution of $45 million to TMX Finance LLC.  This contribution provides increased liquidity for our operations, and we expect to use the proceeds — together with cash flow from operations — to fund our continued growth.  The Senior PIK Notes mature on October 15, 2015.  Under the terms of the indenture governing these notes, interest is payable in cash to the extent that distributions from TMX Finance LLC are permitted under the indenture governing our existing 13.25% senior secured notes.

As we have discussed in prior quarters, we continue to focus on same-store sales growth and new store growth — in both existing and new markets.

First, let me discuss same-store sales growth.  In the third quarter of 2012, revenue from stores open for 13 months or longer increased by 21% compared to the third quarter of 2011.  Same-store loan originations increased 5% compared to the third quarter last year.  These increases were driven by a favorable loan environment, improved sales training and compensation plans encouraging growth.

During the third quarter of 2012, we continued our efforts to separate our EquityAuto Loan business in Georgia into standalone stores under the InstaLoan brand, with separate management and the addition of other loan products.  We have separated 40 InstaLoan stores through today, bringing the total count of standalone InstaLoan stores to 47.

Next, I will address the potential store growth for the remainder of 2012.  As we mentioned on the last call, we opened a total of 166 new stores in 2011 (28 of which were acquired).  In 2012, through close of business on Monday, we have opened 196 new stores and anticipate opening approximately at least 20 more by the end of the year.  These numbers exclude the InstaLoan relocations I previously mentioned.  The additional stores in our pipeline are located primarily in Texas, Virginia, and Arizona, which are relatively new states for us, as well as more established states — primarily Illinois — where we have lower store density.  As we have mentioned in the past, we prioritize funding loans in our existing stores and maximizing their profitability ahead of new store development.  Thus, the number of new stores that we open in the future will continue to be dependent on the performance of our existing stores as we strike that balance.

This concludes our prepared remarks, and at this time, I’d like to open it up for any questions.

Operator:  Ladies and gentlemen, if you would like to ask a question, you may do so by pressing “star, 1” on your telephone keypad.  If you are using your speakerphone today, please release your mute function to allow your signal to reach our equipment.  Once again, it is “star, 1” to ask a question.  And your first question will come from Ken Bann, with Jefferies & Company.

Ken Bann:  Good morning.  Just wondering on the strong new store growth — looking at the kind of revenues you’re getting from those stores — the growth in revenues from those stores — when do you think there will be a crossover point when those revenues from the new stores start to outweigh the increase in costs, both in salaries and occupancy costs, and additional advertising needed to run those stores and grow those stores.

Kelly Wall:  It typically takes about 10 months for any of our new stores to reach break-even from a store-level operating profit perspective.  What we’ve seen is that with the addition of 166 stores last year and then well north of 200 stores this year, we’ve continued through this year to increase our rate of expansion.  So while the stores that we opened 18 months ago have reached profitability and are starting to contribute to the bottom line, we have a greater number of stores today that are less than 10 months old.  So, I’ll answer that by saying on a store-level basis it takes about 10 months.  As we look forward — we haven’t disclosed publicly when we expect to stop seeing a negative drag, if you will, on our total profitability as a result of the new stores that we’re opening.  We’re not at that point today; I think it will be some time in the future before we see that.

Ken Bann:  Yeah, you didn’t talk about how many stores you’ll open next year, but what’s the potential for stores in the new states that you’ve moved into?  Is there still a huge amount of potential for new stores in those states?

Kelly Wall:  Yeah.  For competitive reasons, we don’t disclose publicly our views on total capacity for the states we’re in, but I will say as we’ve looked at it, clearly in Texas, Arizona, Virginia, and other states, we do see ample room to continue to grow, not only next year but even in years beyond that.

Ken Bann:  OK.  And then in terms of other products, would you eventually in many of these other states begin to offer other loan products like you’re doing in some of your Georgia stores?

Tracy Young:  Yeah, it’s really by the state.  Some states allow you to offer products that we similarly offer in our InstaLoan stores in Georgia; some states don’t allow it.  So it’s based on the states that we’re in and moving into that would allow these other products.  Did that answer your question?

Ken Bann:  I would assume Texas would probably be a state where you could do a lot of other loan products in that state.  Is that a good possibility down the road — that you also offer other products in Texas?

Tracy Young:  Yeah, Texas would be, for an example, one of the states that have very similar small installment-lending products — very similar to Georgia.  Unlike Georgia, that state would allow you possibly to do those products under the same brand, whereas in Georgia we have to separate them by the brand because of the licensing requirements in the state of Georgia.

Ken Bann:  OK, great.  Thank you very much.

Operator:  And once again, everyone, that is “star, 1” to ask a question.  And there appears to be no further questions.

Kelly Wall:  Great.  Thanks, Rebecca, and thank you to everyone who joined the call today.  We certainly appreciate your interest in TMX Finance, and we look forward to talking to you about our full year results in a few months.

Operator:  Ladies and gentlemen, that does conclude today’s presentation.  Thank you, everyone, for your participation.